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Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        We consent to the use in this Amendment No. 2 to Registration Statement No. 333-128327 of our report dated February 4, 2005 (February 18, 2005 as to Note 6 and September 9, 2005 as to Notes 4, 17 and 18) (which report expresses an unqualified opinion and includes an explanatory paragraph regarding the Company's change in its inventory costing method) of Accuride Corporation appearing in the Prospectus, which is a part of such Registration Statement and to the reference to us under the headings "Selected Historical Consolidated Financial and Other Data of Accuride" and "Experts" in such Prospectus.

/s/  DELOITTE & TOUCHE LLP

Indianapolis, Indiana
September 28, 2005

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  Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM